Exhibit 1.2

For Ministry Use Only	Ontario Corporation Number

Ministry of	2070582

Consumer and

Ontario Business Services

CERTIFICATE

This is to certify that these articles

Are effective on

June 15, 2006

/s/ illegible
Director
Business Corporations Act

ARTICLES OF AMENDMENT

1.	The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)

MEDIFOCUS INC.

2.	The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS)

N/A

3.	Date of incorporation

2005-04-25

4.	Complete only if there is a change in the number of directors or the minimum/maximum number of directors.

Number of directors is/are:

Minimum and maximum:	3 and 10

5.	The articles of incorporation are amended as follows:

See Schedule “A” annexed hereto.

SCHEDULE “A”

1.	To change number of directors from a minimum of one (1) and a maximum of ten (10) to a minimum of three (3) and a maximum of ten (10).

2.	To remove in its entirety paragraph 8 “the issue, transfer or ownership of shares” and substitute the following:

“the issue, transfer or ownership of shares is/is not restricted and the restrictions (if any)” are as follows:

N/A

3.	To remove in its entirety paragraph 9 “Other provisions” and substitute the following:

N/A

6.	The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

7.	The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on:

2006-03-30

These articles are signed in duplicate.

MEDIFOCUS INC.
(Name of Corporation)	(If the name is to be changed by these articles set out current name)

President, Chief Financial Officer & Chief Executive Officer
By:	/s/ Herb Gasser
	(Signature)	(Description of Office)